As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ENTERCOM COMMUNICATIONS CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1701044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.

401 E. City Avenue, Suite 809 Bala Cynwyd, PA	19004
(Address of Principal Executive Offices)	(Zip Code)

ENTERCOM EQUITY COMPENSATION PLAN

(Full title of the plan)

Andrew P. Sutor, IV

Executive Vice President and Secretary

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA

(Name and address of agent for service)

(610) 660-5610

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	2,941,525 shares	$11.70	$34,415,842.50	$4,284.77

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the registrant’s Class A Common Stock, par value $0.01 per share (the “Common Stock”) that become issuable under the Entercom Equity Compensation Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.
(2)	Presently, there are 12,941,525 shares of Common Stock authorized under the Entercom Equity Compensation Plan. The Registrant has previously registered an aggregate of 10,000,000 of such shares.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sale prices per share of Common Stock on the New York Stock Exchange on November 22, 2017.

EXPLANATORY NOTE

On November 17, 2017, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 2, 2017 and amended as of July 10, 2017 and September 13, 2017, by and among Entercom Communications Corp., a Pennsylvania corporation (“Entercom”), Constitution Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Entercom (“Merger Sub”), CBS Corporation, a Delaware corporation (“CBS”), and CBS Radio Inc., a Delaware corporation and wholly owned subsidiary of CBS (“CBS Radio”), CBS Radio merged with and into Merger Sub, with CBS Radio surviving the merger as a wholly owned subsidiary of Entercom (the “Merger”).

As a result of the Merger, subject to the terms of the Merger Agreement, each restricted stock unit in respect of shares of CBS Class B common stock that was outstanding as of immediately prior to the effective time of the Merger, and was held by an individual employed by CBS Radio as of the effective time of the Merger, was cancelled and converted into a restricted stock unit in respect of shares of Entercom Class A Common Stock, par value $0.01 per share (the “Common Stock”), and each option to purchase CBS Class B Common Stock that was outstanding as of immediately prior to the effective time of the Merger, and is held by an individual employed by CBS Radio as of the effective time of the Merger, was cancelled and converted into an option (such restricted stock units and options, together, the “Rollover Awards”) to purchase shares of Common Stock.

Registration of Additional Securities

This Registration Statement on Form S-8 (this “Registration Statement”) of Entercom pertains to the 2,941,525 shares of Common Stock reserved for issuance pursuant to the Rollover Awards. These shares are authorized for issuance under the Entercom Equity Compensation Plan, as amended (the “Plan”). Under the Plan, Entercom may presently issue up to 12,941,525 shares of Common Stock. Entercom has previously registered an aggregate of 10,000,000 of such shares on Registration Statements on Form S-8 filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 29, 1999 (SEC File No. 333-71481), April 5, 2002 (SEC File No. 333-85638) and March 22, 2007 (SEC File No. 333-141493) (collectively, the “Prior Registration Statements”).

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference in this Registration Statement and made a part hereof.

Item 3.	Incorporation of Documents by Reference.

The documents listed in (a) through (d) below are incorporated by reference in this Registration Statement, and all documents subsequently filed by Entercom pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents:

(a)	Entercom’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 19, 2017, except for the sections entitled “Opinions of Entercom’s Financial Advisors;”

(b)	Entercom’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 28, 2017;

(c)	Entercom’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 9, 2017, August 4, 2017 and November 6, 2017, respectively;

(d)	Entercom’s Current Reports on Form 8-K, as filed with the SEC on February 3, 2017, February 28, 2017, March 22, 2017, April 20, 2017, May 16, 2017, July 10, 2017, July 24, 2017, August 7, 2017, September 13, 2017, November 1, 2017, November 3, 2017 and November 17, 2017 (as amended on November 30, 2017); and

(e)	the description of Entercom’s Common Stock contained in Entercom’s registration statement on Form 8-A, declared effective by the SEC on September 15, 1998.

Item 8.	Exhibits.

The information set forth in the Exhibit Index preceding the signature page hereto is incorporated by reference into this Item 8.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Andrew P. Sutor, IV, Esquire

23.1	Consent of PricewaterhouseCoopers LLP relating to Entercom Communications Corp.

23.2	Consent of PricewaterhouseCoopers LLP relating to CBS Radio Inc.

23.3	Consent of Andrew P. Sutor, IV, Esquire (contained in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)

99.1+	Amended and Restated Entercom Equity Compensation Plan (incorporated by reference to Exhibit A to Entercom’s Proxy Statement on Schedule 14A filed on March 20, 2014)

+	Incorporated by reference

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bala Cynwyd, Commonwealth of Pennsylvania, November 30, 2017.

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ David J. Field
David J. Field President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints David J. Field and Andrew P. Sutor, IV, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead in any and all capacities to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ David J. Field David J. Field	Director; Chairman President and Chief Executive Officer (Principal Executive Officer)	November 30, 2017

/s/ Joseph M. Field Joseph M. Field	Director; Chairman Emeritus	November 30, 2017

/s/ Richard P. Schmaeling Richard P. Schmaeling	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2017

/s/ Eugene D. Levin Eugene D. Levin	Vice President, Treasurer and Controller (Principal Accounting Officer)	November 30, 2017

/s/ David J. Berkman David J. Berkman	Director	November 30, 2017

/s/ Joel Hollander Joel Hollander	Director	November 30, 2017

/s/ Mark R. LaNeve Mark R. LaNeve	Director	November 30, 2017

Signature	Title	Date

/s/ David Levy David Levy	Director	November 30, 2017

/s/ Leslie Moonves Leslie Moonves	Director	November 30, 2017

/s/ Joseph Ianniello Joseph Ianniello	Director	November 30, 2017

/s/ Stefan M. Selig Stefan M. Selig	Director	November 30, 2017

/s/ Sean Creamer Sean Creamer	Director	November 30, 2017